EXHIBIT 99.1

[ANWORTH LOGO]

NEWS RELEASE

For release October 17, 2003

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION

REPORTS EARNINGS OF $0.29 PER SHARE AND DIVIDEND OF $0.33 PER SHARE

FOR THIRD QUARTER OF 2003

SANTA MONICA, California – (October 17, 2003) – For the third quarter ended September 30, 2003 and based on a weighted average of 35,618,020 fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) today reported unaudited net income of $10,367,000, or $0.29 per share.

The Company also declared a dividend of $0.33 per share. The dividend is payable on November 10, 2003 to holders of record as of the close of business on October 30, 2003.

Mortgage assets held at September 30, 2003 were approximately $3.71 billion and were allocated as follows: 27.5% Agency ARMS, 60.6% Agency hybrid ARMS, 10.9% Agency fixed-rate MBS, and 1.0% Agency floating-rate CMO. Approximately 72.9% of the assets were invested in FNMA securities with the balance invested in FHLMC and GNMA securities.

At September 30, 2003, the weighted average coupon of the mortgage assets was 4.31% and the unamortized premium was $96 million, or 2.7% of the par value of the mortgage assets. During the quarter ended September 30, 2003, the CPR of the mortgage assets was 46% and the CPR of the adjustable rate MBS was 53%. For the ARM and hybrid assets, the weighted average term to the next interest rate reset date was 22 months.

At September 30, 2003, the outstanding repurchase agreement balance was $3.29 billion with an average interest rate of 1.48% and an average maturity of 276 days.

For the quarter ended September 30, 2003, the yield on average earning assets after amortization of premium was 2.71% while the cost of funds on average borrowings was 1.49%, resulting in an interest rate spread of 1.22%.

The book value on September 30, 2003 was $422.4 million, or $11.04 per share, based on 38,273,800 shares outstanding on that date. The impact, however, of the $0.33 per share dividend declared on October 15, 2003 will reduce book value to approximately $10.70 per share.

Average shareholder equity for the quarter was $393 million. The return on average equity for the quarter was 2.64%, or 10.98% on an annualized compounded basis.

Commenting on the Company’s operations, Lloyd McAdams, Chairman and CEO, stated, “As anticipated in our September 17, 2003 news release, the prepayment rate on our portfolio during the third quarter was reported to be 46% CPR. This rate equated to an amortization expense of $13,430,000, or $0.38 per average common share outstanding, which compares to the previously reported second quarter amortization expense of $0.31 per share. Based on recent initial reports, we expect the prepayment rate for October to be approximately 38% CPR.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION

BALANCE SHEETS

(in thousands)

	September 30, 2003	December 30, 2002
	(unaudited)	(audited)
ASSETS
Mortgage backed securities	$3,709,863	$2,430,103
Other marketable securities	—	—
Cash and cash equivalents	116	906
Interest and dividend receivable	14,932	11,673
Prepaid expenses and other	347	1,202

	$3,725,258	$2,443,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Reverse repurchase agreements	$3,291,734	$2,153,870
Payable for purchase of mortgage-backed securities	14	—
Accrued interest payable	10,095	9,944
Dividends payable	—	12,673
Accrued expenses and other	996	1,875

	$3,302,839	$2,178,362

Stockholders’ Equity
Common stock, par value $.01 per share; authorized 100,000 shares; 38,274 and 25,396 issued and 38,274 and 25,346 outstanding respectively	383	253
Additional paid in capital	430,014	256,610
Accumulated other comprehensive income, unrealized gain on available-for-sale securities	(10,510)	14,860
Retained earnings (deficit)	3,227	(5,218)
Unearned restricted stock	(695)	(754)
Treasury stock at cost (50 shares)	0	(229)

	422,419	265,522

	$3,725,258	$2,443,884

ANWORTH MORTGAGE ASSET CORPORATION

STATEMENTS OF OPERATIONS

(in thousands, except for per share amounts)

(unaudited)

	Three months ended September 30,
	2003	2002
Interest and dividend income net of amortization of premium and discount	$22,774	$23,134
Interest expense	(11,647)	(10,469)

Net interest income	11,127	12,665
Gain on sales	706	1,838
Expenses:
Compensation and benefits	(348)	(189)
Incentive compensation	(622)	(1,428)
Cost incurred in acquiring external manager	—	(295)
Other expenses	(496)	(490)

Total Expenses	(1,466)	(2,402)

Net income	$10,367	$12,101

Basic earnings per share	$0.29	$0.52

Average number of shares outstanding	35,368	23,336

Diluted earnings per share	$0.29	$0.52

Average number of diluted shares outstanding	35,618	23,433

Dividends declared per share	$0.45	$0.50